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                                  EXHIBIT 21.1


                   SUBSIDIARIES OF EXCALIBUR INDUSTRIES, INC.

Excalibur Holdings, Inc.

                    SUBSIDIARIES OF EXCALIBUR HOLDINGS, INC.

Excalibur Aerospace, Inc.

Excalibur Steel, Inc.

Excalibur Services, Inc.

Shumate Machine Works, Inc.